For Immediate Release
Phoenix, Arizona – April 23, 2008
Contact:
David Jackson, CFO
(602) 269-2000

Knight Transportation Reports Revenue and Net Income for the First Quarter of 2008

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter ended March 31, 2008.

For the quarter, total revenue increased 5.9%, to $176.4 million from $166.5 million for the same quarter of 2007.  Revenue, before fuel surcharge, decreased 2.4%, to $141.3 million from $144.8 million for the same quarter of 2007.  Net income decreased to $11.4 million from $16.6 million for the same period of 2007.  Net income per diluted share for the quarter was $0.13, compared to $0.19 for the same period of 2007.

The company previously announced a cash dividend of $.03 per share to shareholders of record on March 7, 2008, which was paid on March 28, 2008.

Chairman and Chief Executive Officer, Kevin P. Knight, offered the following comments: “The challenging truckload freight environment continued in the first quarter and was accompanied with diesel fuel prices reaching unprecedented highs.  Despite one of the most difficult operating environments in our Company’s history, we achieved a consolidated operating ratio of 86.7%.  Our dry van operation achieved an operating ratio of 85.9%.

"Pricing and equipment utilization continued to be negatively affected as the supply of for-hire trucks outpaced freight demand in our regional markets.  For the quarter, average freight revenue per tractor declined 6.1% on 1.2% more average tractors, as compared to the first quarter of 2007.  In the quarter, our empty mile factor improved to 11.9% from 13.1%, an improvement of 9.2%, despite a slightly shorter average length of haul.  The decrease in asset productivity was the most significant factor that negatively impacted the first quarter.  Lower revenue per tractor less efficiently covered fixed costs, leading to increases in salaries, depreciation, and certain other expenses as a percentage of revenue.  Although freight demand in the quarter did not exceed that of the same quarter a year ago, we did experience a narrowing of the year over year difference as the quarter progressed.

“High fuel prices were very challenging in the quarter.  The U.S. national average diesel fuel prices for the quarter increased by $0.96 per gallon in the first quarter of 2008 versus the first quarter of 2007.  The highest fuel prices were experienced at the end of the quarter and have continued into April with a current week national average of $4.14 per gallon.

"A softening market for used tractors and trailers also affected our results.  Gain on sale of equipment was $672,000 for the first quarter of 2008 versus $1.5 million for the first quarter of 2007.

“During the quarter, we reduced our total tractor count by 84 tractors.  Year over year, the average fleet size grew by 44 tractors.  In the short term, we will closely evaluate our fleet size and make adjustments as needed to provide customers the service they expect while generating adequate returns.  Included in the evaluation of fleet size is the opportunity to improve existing levels of equipment utilization.  Over the long term, we are optimistic about our competitive position in the industry and expect that proper execution of our decentralized growth model will position us to emerge from the downturn with the ability to add more capacity and gain more market share.

"We continue to execute and refine our strategic growth plan, which includes the opening of new service centers and branches.  We have recently opened our fifth refrigerated service center in Dallas, Texas and we expect to open during the second quarter two additional dry van service centers, one in the Northeast and another in the Southeast.  With 27 dry van service centers, 13 brokerage branches and five refrigerated service centers, we are still in the early stages of the roll-out of what we expect to be the strongest truckload service center network in North America.

“In the quarter, we used $18.1 million of our cash to repurchase 1,218,500 shares, under the authorization to repurchase up to 3 million shares given by the Board of Directors in November 2007. At March 31, 2008, our balance sheet remained debt free, our cash and short term investments totaled $28.6 million and our shareholders' equity was $479.4 million.

“Looking forward, we believe that the supply of for-hire trucks has ceased to expand and, in fact, is now retracting.  Continued high fuel prices and continued pressure on freight pricing and fuel surcharges, should expedite the retraction towards market equilibrium.  In addition, we hope that the various forms of stimulus to the broader economy, that were not present a year ago, will have a positive impact on freight demand as the year progresses.  Although it is difficult to predict the timing with any certainty, we expect a reduction of trucking capacity and increase in economic activity to have a positive impact on freight rates and equipment utilization over time."

The company will hold a conference call on April 24, 4PM EDT, to further discuss its results of operations for the quarter ended March 31, 2008.  The dial in number for this conference call is 1-866-259-7123.

Knight Transportation, Inc is a truckload carrier offering dry van, refrigerated, and brokerage services to customers through a network of service centers located throughout the United States.  As “Your Hometown National Carrier,” Knight strives to offer customers and drivers personal service and attention through each service center, while offering integrated freight transportation nationwide and beyond through the scale of one of North America’s largest trucking companies.  The principal types of freight we transport include consumer staples, retail, paper products, packaging/plastics, manufacturing, and import/export commodities.

INCOME STATEMENT DATA:	Three Months Ended March 31,
	(Unaudited, in thousands, except per share amounts)

	2008	2007
REVENUE:
Revenue, before fuel surcharge	$141,302	$144,825
Fuel surcharge	35,109	21,709
TOTAL REVENUE	176,411	166,534

OPERATING EXPENSES:
Salaries, wages and benefits	50,011	48,840
Fuel expense - gross	53,557	39,634
Operations and maintenance	9,301	9,272
Insurance and claims	7,066	8,006
Operating taxes and licenses	3,652	3,557
Communications	1,414	1,418
Depreciation and amortization	16,953	15,931
Lease expense - revenue equipment	54	106
Purchased transportation	12,921	10,732
Miscellaneous operating expenses	2,755	1,784
	157,684	139,280
Income From Operations	18,727	27,254

Other income	-	188
Interest income	254	182
	254	370

Income Before Income Taxes	18,981	27,624
INCOME TAXES	7,564	11,005

NET INCOME	$11,417	$16,619
Net Income Per Share
- Basic	$0.13	$0.19
- Diluted	$0.13	$0.19
Weighted Average Shares Outstanding
- Basic	86,335	86,173
- Diluted	86,792	87,167

BALANCE SHEET DATA:	3/31/2008	12/31/2007
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$21,465	$23,688
Short term investment	7,140	7,620
Accounts receivable, net	84,954	88,535
Notes receivable, net	156	19
Other current assets	17,913	24,994
Prepaid expenses	9,192	8,776
Income Tax Receivable	-	3,558
Deferred tax asset	10,372	10,157
Total Current Assets	151,192	167,347

Property and equipment, net	462,481	459,548
Notes receivable, long-term	328	887
Goodwill	10,367	10,372
Intangible assets, net	222	238
Other assets and restricted cash	4,971	4,972

Total Assets	$629,561	$643,364

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,209	$17,744
Accrued payroll	8,921	7,992
Accrued liabilities	7,556	8,048
Claims accrual	28,581	28,662
Total Current Liabilities	54,267	62,446

Deferred Income Taxes	95,903	93,368

Total Liabilities	150,170	155,814

Common stock	855	867
Additional paid-in capital	85,461	102,450
Retained earnings	393,075	384,233
Total Shareholders' Equity	479,391	487,550

Total Liabilities and Shareholders' Equity	$629,561	$643,364

	Three Months Ended March 31,

	2008	2007
	(Unaudited)	(Unaudited)

OPERATING STATISTICS			%
			Change
Average Revenue Tractor	$35,668	$37,996	-6.1%

Average Length of Haul	527	537	-1.9%

Empty Mile Factor	11.9%	13.1%	-9.2%

Operating Ratio**	86.7%	81.2%

Average Tractors - Total	3,723	3,679	1.2%

Tractors - End of Quarter:
Company	3,481	3,522
Owner - Operator	193	238
	3,674	3,760

Trailers - End of Quarter	8,677	8,663

Net Capital Expenditures (in thousands)	$21,625	$18,935

Cash Flow From Operations (in thousands)	$39,208	$38,036

*	Excludes fuel surcharge.

**
Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge.  Revenue from fuel surcharge is available on the accompanying statements of income.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:      Dave Jackson, CFO, at (602) 269-2000

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